Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of the 2022 Equity Incentive Plan of Good Gaming, Inc. on Form S-8 of our report dated April 15, 2021, which includes an explanatory paragraph as to the Good Gaming, Inc’s ability to continue as a going concern, relating to our audit of the balance sheet as of December 31, 2020, and the statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Red Bank, NJ

May 31, 2022